Exhibit 99.1

Edgio Promotes Todd Hinders to Chief Executive Officer

Appointment of Hinders Marks a New Era for Edgio

Phoenix, January 2, 2024 – Edgio, Inc. (NASDAQ: EGIO) (the “Company”), the platform of choice for speed, security, and simplicity at the edge, today announced that Todd Hinders has been promoted to the position of CEO, effective immediately. Mr. Hinders has also joined the company’s board of directors. Hinders takes over from Bob Lyons, who has resigned from his role as President and CEO and as a member of the board of directors.

Mr. Hinders has served as the company’s Chief Revenue Officer since May 2023. He has a 25-year track record of success, building cloud, security, edge, and media platform businesses in both start-up environments and high growth hyperscalers. He has led global sales and customer growth for AWS Elemental, an Amazon Web Services company, overseeing go-to-market activities for AWS Elemental Media Services, CloudFront, Twitch Interactive Video Service, and Edge security products. Prior to his time at AWS Elemental, Todd held numerous leadership roles at Cisco Systems, Maven Networks, Encoding.com/Loudeye and other leading technology firms where he has demonstrated his strategic, go-to-market and business capability.

“On behalf of the Board, I would like to thank Bob and wish him well in his future endeavors,” said Kenneth Traub, Chairman of the Board of Edgio. “Now is the right time for new leadership that will infuse Edgio with the discipline and energy needed to capitalize on the opportunity Edgio has in the marketplace. While Edgio had a challenging year in 2023, we are excited to start 2024 under Todd’s leadership. Todd brings both continuity and new passion to help the company achieve its potential. He and the entire executive leadership team of Edgio have the full support of the Board.”

“I’m thrilled to be leading Edgio at this exciting time for the company,” said Todd Hinders, CEO of Edgio. “Edgio is on a transformative journey. We’re diligently optimizing our global edge-network, expanding our customer base, particularly in high-margin streaming and application businesses and reducing operating expenses. We have also been adding world-class talent to our team and strengthening our balance sheet. Together with our new board of directors, the executive team, our dedicated employees, and valued customers and partners, we intend to build a world-class company, relentlessly delivering on customer success and maximizing shareholder value.”

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Investor relations contact:

Sameet Sinha

602-850-4973

ir@edg.io

Media relations contact:

Sally Winship Comollo

781-366-5580

swinship-comollo@edg.io